Exhibit 99.1

Contact: Brian P. Crescenzo

302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.

FILES PREPACKAGED RECAPITALIZATION PLAN

NEW CASTLE, DE, December 1, 2004 – Applied Extrusion Technologies, Inc. announced today that it has successfully taken the next step in its previously announced recapitalization plan by filing a voluntary, prepackaged plan of reorganization under chapter 11 of the U. S. Bankruptcy Code.  The Company’s filing, which was made in the U.S. Bankruptcy Court for the District of Delaware, is intended to reduce significantly the Company’s indebtedness.  Trade creditors will not be impaired under the proposed prepackaged plan and will continue to be paid in the ordinary course of business during the bankruptcy proceedings.  In addition, it is expected that the bankruptcy proceedings will not impact the Company’s employees or customers.  In order to fund normal operations during the bankruptcy proceedings, the Company will enter into an agreement with GE Commercial Finance, which will provide $110 million of debtor-in-possession financing, along with a best efforts commitment to syndicate an additional $15 million of debtor-in-possession financing during the prepackaged chapter 11 cases.  All of the foregoing is subject to bankruptcy court approval.  The Company believes that the debtor-in-possession financing facility provides sufficient liquidity during the bankruptcy proceedings.

The Company expects to emerge from chapter 11 early in the first calendar quarter of 2005.  The Company’s emergence from chapter 11 will be subject to, among other things, bankruptcy court approval of the solicitation and disclosure statement and confirmation of the plan of reorganization.  Subject to certain closing conditions, GE Commercial Finance has also committed to provide $110 million of exit financing, of which $55 million will be a revolving credit facility, upon consummation of the chapter 11 cases.  GE Commercial Finance has also committed to use its best efforts to syndicate an additional $15 million of exit financing.

The Company also announced that 95% of the dollar amount of “large” beneficial holders of $500,000 or more in principal amount of its senior notes, counting only those claims that actually voted, voted in favor of the plan.  Although “small” noteholders voted to reject the plan, the Company believes that the plan is nevertheless confirmable and will seek bankruptcy court confirmation.  Contemporaneously, the Company has sought recognition in Canada of certain aspects of its chapter 11 filing under the Companies’ Creditors Arrangement Act of Canada.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging application.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company’s efforts to access capital markets on satisfactory terms, and to acquire, integrate and operate new businesses and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company’s other reports filed with the Securities and Exchange Commission.